SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  March 11, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)








Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.   Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular non-bargaining unit employees of the Company and designated subsidiaries. The Plan provides for awards based on (1) the Company's success in meeting overall corporate financial performance objectives, based on earnings per share for the Company; and (2) the performance of the employee's organizational unit in meeting its individual objectives. The corporate and organizational objectives include quality and reliability of service to customers, financial performance, cost control and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards.

The performance measurement target for the 1994 Plan year was disclosed in a Report on Form 8-K dated January 10, 1994, and was based upon the corporate capital and operating budgets prepared for 1994. The Company's overall earnings per share is comprised of earnings per share for the Company's three types of operations: utility, Diablo Canyon nuclear power plant (Diablo Canyon) and nonregulated through PG&E Enterprises, a wholly owned subsidiary.

The 1994 budgeted earnings per share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the CPUC for 1994 which includes the impact of the Company's economic stimulus rate, the electric rate freeze and the corporate reorganization and workforce reduction program announced in early 1993, (ii) the Company's capital budget for 1994 of approximately $1.4 billion for utility operations and
(iii) budgeted operating expenses for utility operations that are approximately 5% less then budgeted for 1993. The utility budgeted earnings per share assumes contribution to earnings of $.10 per share from Pacific Gas Transmission Company, a wholly owned subsidiary of the Company, of which $.09 per share relates to the interstate portion of the PGT-PG&E pipeline expansion project. The budgeted earnings per share for utility assumes no earnings for the California portion of the expansion project. As previously disclosed, shippers on the California portion of the PGT-PG&E pipeline expansion project have only executed long-term firm transportation contracts for approximately 40% of the intrastate capacity, and the Company continues negotiations for the remaining capacity.

The budgeted earnings per share for Diablo Canyon were derived from, among other things, (i) an operating capacity factor (excluding refueling outages) of 91%, (ii) an overall annual capacity factor of 75.3% and (iii) one 64-day refueling outage at Unit 1 and one 62-day refueling outage at Unit 2 during 1994. Budgeted operating expenses for 1994 relating to Diablo Canyon are approximately 13% more than budgeted for 1993. Budgeted capital expenditures for Diablo Canyon are approximately $105 million for 1994.

The budgeted earnings per share for the period ending December 31, 1994, assume 425 million shares of common stock outstanding. The budgeted earnings per share amounts assume no significant gain or loss on the sale of assets. Actual performance during the year may differ materially from the budgeted amounts.











































As previously reported, the Company discloses the year-to-date financial performance of the Company relating to the three types of operations: utility, Diablo Canyon and PG&E Enterprises. For the one month ended January 31, 1994, selected financial information is shown below:

                        (in thousands, except per share amounts)
                         One Month Ended January 31, 1994
=================================================================
                           Actual      (1)         Budget     (2)
Operating Revenues:        (unaudited)

   Utility                 $   696,127             $   729,831
   Diablo Canyon               140,511 (3)             126,234
   PG&E Enterprises                574                     404
                           -----------             -----------
Total Consolidated         $   837,212             $   856,469
                           ===========             ===========
Net Income (Loss):

   Utility                 $    69,409             $    68,665
   Diablo Canyon                35,956 (3)              24,441
   PG&E Enterprises             (1,307)(4)                (825)
                           ------------             ----------
Total Consolidated         $   104,058             $    92,281
                           ===========             ===========
Earnings Per Common
Share:

   Utility                 $     0.15              $      0.15
   Diablo Canyon                 0.08  (3)                0.05
   PG&E Enterprises              0.00  (4)                0.00
                          -----------              -----------
Total Consolidated         $     0.23              $      0.20
                           ==========              ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the interim period. All material adjustments are of a normal recurring nature. The actual results above are not necessarily indicative of the results to be obtained in the full fiscal year. This information should be read in conjunction with the 1993 Consolidated Financial Statements and Notes to Consolidated Financial Statements contained in the Company's Report on Form 8-K dated March 2, 1994.

(2) The budgeted amounts are performance targets and not forecasts of actual performance that is expected or will be realized by the Company. The budgeted amounts do not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Company's Notes to Consolidated Financial Statements, which could affect the Company's performance during the year.

(3) Diablo Canyon operated at an overall capacity factor of 99.4% compared to a budgeted overall capacity factor of 91.0% for the one month ended January 31, 1994.

(4) In January 1994, the Company's board of directors approved a final plan for the disposition in 1994 of PG&E Resources Company (Resources), a wholly owned subsidiary of PG&E Enterprises, if market conditions remain favorable. Resources' operations for January 1994 resulted in a loss of $151,000, net of a $2,732,000 tax benefit. Resources is an oil and gas exploration company headquartered in Dallas, Texas.









































B.   California Public Utilities Commission (CPUC) Proceedings -

     1.   Regulatory Reform Initiative

The Company has been engaged in discussions with the CPUC, customers and other interested parties concerning various reforms to the current regulatory approach to setting rates. On March 1, 1994, the Company filed an application with the CPUC requesting it adopt the Company's proposed Regulatory Reform Initiative
(RRI) and approve 1995 electric and gas base revenue requirements.

The RRI is, in part, a response to the report issued in February 1993 by the CPUC's Division of Strategic Planning on electric industry restructuring. That report concluded that the current regulatory approach is incompatible with the emerging industry structure resulting from technological change, competitive pressure and new market forces. The report indicated that the existing cost-of-service ratemaking does not provide sufficient incentives for efficient utility operations and disproportionately favors additions to rate base as opposed to energy efficiency or purchased power alternatives, and that the number and complexity of proceedings result in significant administrative costs and burdens which threaten the quality of public participation in CPUC proceedings. Although the report indicated the necessity for reform of the regulatory framework, it did not ultimately recommend a specific strategy.

The Company's RRI has three components: (i) performance based ratemaking (PBR) for determining base revenues; (ii) establishment of a Large Electric Manufacturing Class (LEMC) of customers; and (iii) use of market benchmarks to evaluate gas procurement costs. A specific proposal regarding the third component is not included in the Company's March 1, 1994 filing, but is expected to be filed at a later date.

In its filing, the Company proposes a schedule calling for technical workshops in April, public hearings beginning in June and a final CPUC decision by the end of 1994. The Company has requested that the RRI become effective on January 1, 1995.

     PBR Proposal

Under the Company's PBR proposal, electric and natural gas base revenues would be determined annually by formula rather than through General Rate Cases, Attrition Rate Adjustments and Cost of Capital proceedings. Base revenues are the revenues intended to offset the Company's operation and maintenance expenses (excluding costs for fuel or fuel-related items), depreciation expense, income and other taxes, and to provide a return on invested capital. Revenues to offset fuel and fuel-related costs would still be determined in the Energy Cost Adjustment Clause proceeding for electric operations and the Biennial Cost Allocation Proceeding for gas operations.

The Company's proposed PBR mechanism would determine the base revenues for a given calendar year by multiplying the base revenues authorized for the prior calendar year by an index consisting of inflation plus customer growth less a prescribed productivity factor. Those revenues would also be adjusted up or down depending on the Company's achievement relative to four performance standards: Customer Energy Efficiency (CEE) programs, Energy Bills (i.e., a comparison of the Company's overall residential electric and gas bills relative to national averages), Customer Satisfaction and Electric Service Reliability. The positive or negative adjustments related to the Company's performance in these four areas would be one-time modifications to that year's base revenues as calculated under the PBR index formula. The adjustments for CEE incentives would be determined as they currently are under existing ratemaking procedures. The maximum adjustments that the Company could earn related to Energy Bills and Customer Satisfaction is $25 million per year for each, and the maximum for Electric Service Reliability is $19 million per year. Under PBR, the Company could also apply for an adjustment to base revenues due to the occurrence of certain extraordinary events outside the Company's control, including events that would currently qualify for ratemaking treatment through the existing Catastrophic Events Memorandum Account.

The PBR proposal provides for the sharing between ratepayers and shareholders of earnings above or below a target utility return on equity (ROE) that would be computed annually. To the extent actual ROE exceeds more than 200 basis points above or below the target ROE, the difference would be shared equally with ratepayers through a reduction or increase in the next year's base revenue. If actual ROE was more than 500 basis points above or below the target ROE, then the Company and the CPUC would each have the option to initiate a proceeding to reexamine the PBR formula.

The Company is proposing that base revenue indexing begin in 1995. However, the Company proposes to forgo any increase in the electric base revenue for 1995 determined under the PBR mechanism. Instead, 1995 electric base revenue would be held at the 1994 level.

In its filing, the Company proposes that the RRI remain in place indefinitely. The Company recommends that after five years the CPUC review the PBR mechanism and make any necessary adjustments, but not return to the use of traditional rate cases to set rates.

     LEMC

As proposed by the Company, the LEMC would consist of the Company's largest electric accounts (having an average hourly electricity usage over a 12-month period of at least 2,000 kilowatts) engaged in manufacturing. Currently, approximately 120 accounts would qualify for inclusion in the LEMC.

LEMC customers would be removed from cost-of-service ratemaking.

Standard LEMC tariff rates would be determined every calendar year by an index formula, similar to that used in the PBR mechanism, which is intended to reflect inflation less a productivity factor. In addition, several long-term tariff options designed to respond to these customers' competitive alternatives would be offered to the LEMC. The Company also seeks authorization to negotiate and enter into customized contracts with LEMC customers. In some cases, the customized contracts would become effective without prior approval or subsequent review by the CPUC of the contract terms.

Generally, the Company proposes to separate the costs allocated to the LEMC and bear the risk of their recovery if sales to these customers decline over time. The Company's shareholders would bear the risk of LEMC fuel costs that increase faster than the LEMC price index.

     Accounting Impact

Based on the regulatory framework in which it operates, the Company currently accounts for the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, the Company defers recognition of costs which would otherwise be expensed when incurred because regulators have provided mechanisms that make it probable that the costs will be included in future rates. If the RRI is adopted, the mechanics of the rate setting process would change. However, the Company anticipates that rates derived from the RRI would remain based on cost-of-service, with the exception of rates for the LEMC customers and rates established under certain other regulatory mechanisms proposed to be discontinued upon adoption of the RRI.

If the RRI is adopted as proposed, the Company anticipates that it will write-off regulatory assets, including an estimated $65 million related to the LEMC customers and potentially additional amounts which may be affected by the adoption of the RRI, the aggregate amount of which could have a significant adverse impact on the Company's financial position or results of operations.
The estimated amount related to the LEMC is based on the base revenue allocation currently used in establishing rates; the actual amount could vary depending on the allocation method adopted by the CPUC.

The final determination of the accounting impact will be dependent upon the form of the regulatory reform ultimately adopted. In the event that specific recovery of costs through rates becomes unlikely or uncertain, whether resulting from the expanding effects of competition or specific regulatory actions which force the Company away from cost-of-service ratemaking, SFAS No. 71 would no longer apply. Discontinuation of SFAS 71 would cause the write-off of the applicable portion of regulatory assets, including regulatory balancing accounts receivable and those regulatory assets included in deferred charges, which could have a significant adverse impact on the Company's financial position or results of operations.


     2.   1988-1990 Reasonableness Proceeding - Canadian Issues

As previously disclosed, on November 15, 1993, the assigned Administrative Law Judge (ALJ) issued a proposed decision on the Company's Canadian gas procurement activities during 1988 through 1990. The ALJ's proposed decision recommends a disallowance of approximately $46 million of gas costs plus accrued interest estimated at approximately $15 million as of September 30, 1993. The CPUC's Division of Ratepayer Advocates (DRA), a consumer advocacy branch of the CPUC staff, had previously recommended that the Company refund $392 million based on its contention that the Company should have purchased 50% of its Canadian supplies on the spot market instead of almost relying totally on long-term contracts. Based on its assessment of the matter, the Company recorded a reserve of $61 million in 1993 for any disallowance that may be ordered by the CPUC in the gas reasonableness proceeding.

A final CPUC decision on the Company's Canadian gas procurement activities for the 1988-1990 record period is on the agenda to be considered at the CPUC's March 16, 1994 meeting. The agenda for that meeting indicates that the CPUC is considering at least three alternatives to the proposed decision. The Company currently believes that it is reasonably likely that the CPUC's final decision will order a disallowance above the $61 million recommended by the ALJ's proposed decision, but within the range of the ALJ's proposed decision and the $392 million recommended by the DRA.

The DRA has also recommended disallowances in respect of the Company's Canadian gas procurement activities for the 1991 and 1992 record periods of $105 million and $60 million, respectively. Final decisions in those proceedings are expected later in 1994.


     3.   1988-1990 Reasonableness Proceeding - Non-Canadian
          Issues

On March 9, 1994, the CPUC issued a final decision on the Company's non-Canadian gas and electric operations activities during 1988 through 1990. The final decision disallows recovery of approximately $7.8 million in costs, primarily related to costs that could have been avoided by increasing withdrawals from storage to avoid gas curtailments in December 1990 for the electric department's generation.

                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                 THOMAS C. LONG
                              By ________________________________

                                 THOMAS C. LONG
                                 Controller





Dated:  March 11, 1994